As filed with the Securities and Exchange Commission on May 2, 1994

                                            Registration No.

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933



                              WHITMAN CORPORATION
            (Exact name of registrant as specified in its charter)


          Delaware                                 36-6076573
(State or other jurisdiction of                (I.R.S. Employer
 incorporation or organization)               Identification No.)


             3501 Algonquin Road, Rolling Meadows, Illinois 60008
          (Address of Principal Executive Offices including Zip Code)


              WHITMAN CORPORATION MASTER RETIREMENT SAVINGS PLAN
                           (Full title of the plan)


                               WILLIAM B. MOORE
                 Vice President, Secretary and General Counsel
                              Whitman Corporation
                              3501 Algonquin Road
                        Rolling Meadows, Illinois 60008
                    (Name and address of agent for service)

                                (708) 818-5000
         (Telephone number, including area code, of agent for service)


                    CALCULATION OF REGISTRATION FEE

                                                Proposed
                                   Proposed      maximum
                      Amount        maximum     aggregate    Amount of
Title of securities    to be    offering price  offering   registration
to be registered    registered   per share (1)  price (1) fee

Common Stock       750,000         $15.50     $11,625,000      $4,009
Without Par         shares
Value (2)


(1) Based upon the average of the high and low sales prices for the Common Stock, as reported for New York Stock Exchange Composite Transactions on April 26, 1994, pursuant to Rule 457(c).


(2) Pursuant to Rule 416(c), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. This Registration Statement also pertains to Rights to purchase shares of Junior Participating Second Preferred Stock (Series 1) of the Registrant (the "Rights"). Included with each share of Common Stock is one Preferred Share Purchase Right. Until the occurrence of certain prescribed events the Rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred along with and only with such securities. Thereafter, separate Rights certificates will be issued representing one Right for each share of Common Stock held subject to adjustment pursuant to anti-dilution provisions.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

    The information called for in Part I of Form S-8 is currently included in the Summary Plan Description of the Whitman Corporation Master Retirement Savings Plan (the "Plan") and in one or more Supplements to such Summary Plan Description, and is not being filed with or included in this Registration Statement on Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement, except to the extent that any statement or information contained therein is modified, superseded or replaced by a statement or information contained in any subsequently filed document incorporated herein by reference.

    (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.

    (b) The description of securities to be registered contained in the Registration Statement filed pursuant to Section 12 of the Securities Exchange Act of 1934 (the "1934 Act") relating to the Registrant's Common Stock, including any amendments or reports filed for the purpose of updating such description.

    (c) All other reports filed by the Registrant pursuant to
        Section 13(a) or 15(d) of the 1934 Act since December 31,
        1993.

    All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Item 4. Description of Securities.

    Not applicable.

Item 5. Interests of Named Experts and Counsel.

    The validity of the securities offered hereby has been passed upon for the Registrant by William B. Moore, Vice President, Secretary and General Counsel of the Registrant. Mr. Moore owns, and has options to purchase, shares of the Registrant's Common Stock.

Item 6. Indemnification of Directors and Officers.

    Section 145 of the General Corporation Law of the State of Delaware permits indemnification of directors, officers, employees and agents of corporations under certain conditions and subject to certain limitations. Article V of the Registrant's By-Laws provides for indemnification of any director, officer, employee or agent of the Registrant, or any person serving in the same capacity in any other enterprise at the request of the Registrant, under certain circumstances. Article NINTH of the Registrant's Certificate of Incorporation eliminates the liability of directors of the Registrant under certain circumstances for breaches of fiduciary duty to the Registrant and its shareholders.

    Directors and officers of the Registrant are insured, at the expense of the Registrant, against certain liabilities which might arise out of their employment and which might not be subject to indemnification under the By-Laws.

Item 7. Exemption from Registration Claimed.

    Not applicable.

Item 8. Exhibits.

    The exhibits to this Registration Statement are listed on the accompanying Index to Exhibits. See also the undertaking in Item
9(a).

Item 9. Undertakings.

    (a) The Registrant undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service in a timely manner and has made or will make all changes required by the Internal Revenue Service in order to qualify the Plan under Section 401 of the Internal Revenue Code.

    (b) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

            (i)   To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933, as amended (the "1933 Act");

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii) To include any material information with
                  respect to the plan of distribution not
                  previously disclosed in the Registration
                  Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
                  Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (d) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rolling Meadows, and the State of Illinois, on this 2nd day of May, 1994.


                               WHITMAN CORPORATION



                               By     /s/ WILLIAM B. MOORE
                                         William B. Moore
                                    Vice President, Secretary
                                        and General Counsel


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 2, 1994.


         Signature                       Title



      BRUCE S. CHELBERG*         Chairman and Chief Executive
      Bruce S. Chelberg          Officer (principal executive
                                 officer) and Director


      THOMAS L. BINDLEY*         Executive Vice President
      Thomas L. Bindley          (principal financial officer)


      FRANK T. WESTOVER*         Senior Vice President-Controller
      Frank T. Westover          (principal accounting officer)


      RICHARD G, CLINE*          Director
      Richard G. Cline


      JAMES W. COZAD*            Director
      James W. Cozad


      PIERRE S. DU PONT IV*      Director
      Pierre S. du Pont IV

      ARCHIE R. DYKES*           Director
      Archie R. Dykes


      HELEN GALLAND*             Director
      Helen Galland


      C. Jackson Grayson, Jr.    Director


      DONALD P. JACOBS*          Director
      Donald P. Jacobs


                                 Director
      Charles S. Locke


       HARRY A. MERLO*           Director
       Harry A. Merlo



*By /s/WILLIAM B. MOORE
       William B. Moore
       Attorney-in-fact



    The Plan. Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rolling Meadows and State of Illinois, on the 2nd day of May, 1994.

                    Whitman Corporation
                    Master Retirement Savings Plan


                    By           /s/ THOMAS L. BINDLEY
                                     Thomas L. Bindley
                        Chairman of the Committee for the Plan


                                EXHIBIT INDEX


Exhibit No.           Description of Exhibit

   4(a)         Certificate of Incorporation of
                the Registrant, as restated April
                30, 1987, and subsequently
                amended through June 24, 1992
                (incorporated herein by reference
                to Exhibit (3) of the
                Registrant's Annual Report on
                Form 10-K for the fiscal year
                ended December 31, 1992).

   4(b)         By-Laws of the Registrant, as
                amended July 17, 1989
                (incorporated herein by reference
                to Exhibit (3) to the
                Registrant's Annual Report on
                Form 10-K for the fiscal year
                ended December 31, 1989).

   4(c)         Rights Agreement dated as of January
                20, 1989, between the Registrant and
                the Rights Agent (incorporated herein
                by reference to Exhibit 1 to the
                Registrant's Registration Statement on
                Form 8-A filed on January 27, 1989).

   5            Opinion of Counsel re Legality.

   23(a)        Consent of Independent Auditors.

   23(b)        Consent of Counsel (included in Exhibit 5).

   24           Powers of Attorney.